Exhibit 23.1

Consent of Independent Auditor
We consent to the incorporation by reference in the registration statement (No. 333-160463) on Form S-3 of Resource Real Estate Opportunity REIT, Inc. of our report dated March 31, 2014, with respect to the consolidated balance sheets of Paladin Realty Income Properties, L.P., and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, partners’ capital, and cash flows for each of the years in the two-year period ended December 31, 2013, which report appears in the Form 8-K of Resource Real Estate Opportunity REIT, Inc. dated March 31, 2014.

/s/ KPMG LLP
New York, New York
March 31, 2014